UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2025

NEURONETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38546	33-1051425
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3222 Phoenixville Pike, Malvern, PA	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 640-4202

(Former name or former address, if changed since last report.) Not applicable.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name on each exchange on which registered
Common Stock ($0.01 par value)	STIM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 7, 2025, Neuronetics, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Canaccord Genuity LLC, as representative of the underwriters named in Schedule I attached thereto (the “Underwriter”), pursuant to which the Company agreed to issue and sell 8,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), at a price to the public of $2.25 per share (the “Offering”). Under the terms of the Underwriting Agreement, the Company granted the Underwriter an option, exercisable in whole or in part, at any time for a period of 30 days from the date of the Underwriting Agreement, to purchase an additional 1,200,000 shares of Common Stock (the “Option Shares,” and together with the Firm Shares, the “Shares”) at the public offering price. The Company expects the Offering to close on February 10, 2025, subject to the satisfaction of customary closing conditions. All Shares in the Offering are being sold by the Company.

The Company estimates that the net proceeds to the Company from the Offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $16.355 million (or $18.893 million including the Option Shares). The Company expects to use the net proceeds from the Offering for general corporate purposes, including but not limited to sales and marketing, research and development activities, financing of potential acquisitions or establishment of healthcare practices, purchases of inventory, general and administrative matters, working capital and capital expenditures.

On February 7, the Underwriter notified the Company of its exercise of the option to purchase the full amount of the Option Shares.

The Offering is being made pursuant to a prospectus supplement, dated February 7, 2025 (the “Prospectus Supplement”), filed with the SEC on February 7, 2025 and an accompanying base prospectus that forms a part of the registration statement on Form S-3, as amended (File No. 333-266617), declared effective on November 14, 2022.

The Underwriting Agreement contains customary representations, warranties and covenants of the Company and also provides for customary indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates and were solely for the benefit of the parties to such agreement. The foregoing description of the Underwriting Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated by reference herein.

A copy of the legal opinion of Ballard Spahr LLP, relating to the legality of the issuance and sale of the Shares in the Offering, is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01	Other Events.

On February 6, 2025, the Company issued a press release announcing the launch of the Offering, and on February 7, 2025, the Company issued a press release announcing the pricing of the Offering. Copies of the press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve estimates, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements related to the amount of proceeds expected from the Offering, the timing and certainty of completion of the Offering and the anticipated use of proceeds from the Offering. The risks and uncertainties relating to the Company and the Offering include general market conditions, the Company’s ability to complete the Offering on favorable terms, or at all, as well as other risks detailed from time to time in the Company’s filings with the SEC, including in its Annual Report on Form 10-K for the year ended December 31, 2023 and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and the Prospectus Supplement. These documents contain important factors that could cause actual results to differ from current expectations and from the forward-looking statements contained in this Current Report on Form 8-K. These forward-looking statements speak only as of the date of this Current Report on Form 8-K and the Company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of February 7, 2025, by and between Neuronetics, Inc. and Canaccord Genuity LLC

5.1	Opinion of Ballard Spahr LLP

23.1	Consent of Ballard Spahr LLP (contained in Exhibit 5.1 above)

99.1	Press release issued by Neuronetics, Inc. on February 6, 2025

99.2	Press release issued by Neuronetics, Inc. on February 7, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURONETICS, INC.
(Registrant)

Date: February 7, 2025	By:	/s/ Stephen Furlong
	Name:	Stephen Furlong
	Title:	EVP, Chief Financial Officer and Treasurer